Exhibit 10.19

AMENDED AND RESTATED DEMAND PROMISSORY NOTE

May 9, 2016

Culver City, California

WHEREAS, Nant Health, LLC, a Delaware limited liability company, with offices at 9920 Jefferson Boulevard, Culver City, California 90232 (the “Company”), entered into a demand promissory note dated January 22, 2016 (the “Original Note”) in favor of NantOmics, LLC, with offices at 9920 Jefferson Boulevard, Culver City, California 90232 (“Holder”);

WHEREAS, the Company and Holder wish to amend and restate the Original Note with the terms of this Amended and Restated Demand Promissory Note (this “Note”).

NOW, THEREFORE, for good and valuable consideration, the Company and Holder do hereby (a) amend, restate and replace the Original Note in its entirety and (b) otherwise agree as follows:

1. Principal and Interest. For value received, the Company promises to pay to the order of Holder, or to the order of Holder’s registered assigns, the principal amount of each advance (each, an “Advance” and, collectively, the “Advances”) made by Holder to the Company pursuant to this Note, in immediately available funds, at the times and in the manner set forth herein.

(a) Advances. The principal amount of each Advance made by Holder to the Company hereunder, the date on which each such Advance is made, the amount of any prepayment or partial prepayment of any such Advance, and the outstanding principal amount of each such Advance, shall be specified in Schedule A attached hereto. Holder shall be entitled to update Schedule A hereto from time to time to reflect updated information relating to the Advances made by Holder to the Company hereunder and any prepayments or partial prepayments of the outstanding principal amounts of any such Advances. The information reflected in any such updated version of Schedule A delivered by Holder to the Company shall, in the absence of manifest error, constitute prima facie evidence of the accuracy of the information recorded, provided, however, that the failure of Holder to update the information specified in Schedule A in connection with the making by Holder to the Company of any Advance or the payment or partial prepayment by the Company of any such Advance shall not affect the obligations of the Company hereunder to repay the principal amount of any such Advance (and any interest unpaid having accrued thereon) in accordance with the terms of this Note.

(b) Interest. The outstanding principal amount of each Advance made by Holder to the Company pursuant to this Note shall bear interest from and including the date such Advance is made to but excluding the date such Advance is paid in full at a per annum rate equal to five percent (5%), compounded annually and computed on the basis of the actual number of days elapsed and a year of 365 or 366 days, as the case may be. All amounts of principal of and, to the extent permitted by law, interest due and payable with respect to any Advance not paid when due, whether upon demand of Holder or upon the acceleration thereof pursuant to Section 2 hereof, shall bear interest (“Default Interest”) from the date due until the date paid in full at an overdue rate per annum equal to seven percent (7%). Such Default Interest shall be payable on demand and such and such increased rate of interest shall continue until such delinquent amount(s), with interest thereon at such increased rate, shall have been paid in full. Acceptance of any delinquent payments by Holder shall not waive or affect any prior demand or default.

(c) Demand. The unpaid principal of each Advance, and any accrued and unpaid interest thereon, shall be due and payable on demand by Holder. The Company may prepay the outstanding amount of any Advance (together with accrued and unpaid interest thereon) at any time, either in whole or in part, without premium or penalty and without the prior consent of Holder. Notwithstanding anything herein to the contrary, the Company and Holder agree that all unpaid principal of each Advance, and any accrued and unpaid interest thereon, shall convert automatically at the time of pricing of the Company’s first firm commitment underwritten public offering of securities of the Company (or a corporate or other successor to the Company) (the “IPO”) into that number of shares of the Company’s common stock equal to all outstanding indebtedness under this Note divided by the IPO price.

2. Events of Default. The entire aggregate principal amount of the Advances made by Holder pursuant to this Note, together with all accrued and unpaid interest thereon, is subject to prepayment in whole or in part upon the initiation of any bankruptcy, insolvency, moratorium, receivership or reorganization by or against the Company, or a general assignment of assets by the Company for the benefit of creditors (each, an “Event of Default”). Upon the occurrence of any Event of Default, all amounts outstanding hereunder in respect of the principal amount of any Advance and all unpaid interest having accrued thereon, shall be immediately due and payable without notice to or demand on the Company.

3. Miscellaneous.

(a) Notice. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or mailed by registered or certified mail, postage prepaid, or by recognized overnight courier or personal delivery at the respective addresses of the parties as set forth herein or on the register maintained by the Company. Any party hereto may by notice so given change its address for future notice hereunder. Notice shall conclusively be deemed to have been given where received.

(b) No Waiver. No failure or delay by Holder to exercise any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other right, power or privilege.

(c) Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance of the Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

(d) Entire Agreement. This Note expresses the entire understanding of the parties with respect to the transactions contemplated hereby.

(e) Default Rates; Usury. In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

(f) Waiver by the Company. The Company hereby expressly waives presentment, protest, notice of protest, notice of default, notice of dishonor and all other demands and notices relating to his Note of any kind or nature whatsoever.

(g) Governing Law. THIS NOTE AND ALL ACTIONS ARISING OUT OF OR IN CONNECTION WITH THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT APPLICATION OF CONFLICTS OF LAW PRINCIPLES.

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IN WITNESS WHEREOF, the Company has caused this Amended and Restated Demand Promissory Note to be issued as of the date first written above.

NANT HEALTH, LLC

By:	/s/ Paul Holt
Name:	Paul Holt
Title:	Chief Financial Officer

AGREED AND ACCEPTED:

NANTOMICS, LLC

By:	/s/ Charles Kim
Name:	Charles Kim
Title:	General Counsel

SCHEDULE A

TO AMENDED AND RESTATED DEMAND PROMISSORY NOTE

ADVANCES

Date of Advance	Original Principal Amount of Advance	Amount and Date(s) of Prepayments of Advance	Outstanding Principal Balance of Advance
January 22, 2016	$20,000,000	N/A	$20,000,000
March 8, 2016	$20,000,000	N/A	$20,000,000

TOTAL	$40,000,000	N/A	$40,000,000